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                                                                   EXHIBIT 3.1


                           ARTICLES OF RESTATEMENT OF
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                 SYNQUEST, INC.


         SynQuest, Inc., a corporation organized and existing under the laws of the State of Georgia hereby certifies as follows:

         1.       The name of the corporation is SynQuest, Inc. (the
"Corporation").

         2. Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Restatement restate the Second Amended and Restated Articles of Incorporation of the Corporation (the "Third Amended and Restated Articles of Incorporation"). These Articles of Restatement do not contain an amendment requiring shareholder approval under the Georgia Business Corporation Code and the Third Amended and Restated Articles of Incorporation were duly adopted by the board of directors of the Corporation on October 11, 2000.

         3. The Third Amended and Restated Articles of Incorporation of the Corporation are hereby restated to read in their entirety as follows:


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                           THIRD AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                 SYNQUEST, INC.


                                   ARTICLE I.

                  The name of the corporation (the "Corporation") is SynQuest, Inc.

                                  ARTICLE II.

                  The purposes for which this Corporation is to be formed are as follows:

                  To engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body without such approval first being obtained.

                                  ARTICLE III.

                  The Corporation's initial registered office is located in Gwinnett County at Waterford Centre, 5555 Triangle Parkway, Suite 350, Norcross, Georgia 30092. The Corporation's initial registered agent at that office is Mark R. Simcoe.

                                  ARTICLE IV.

                  The mailing address of the initial principal office of the Corporation is Waterford Centre, 5555 Triangle Parkway, Suite 350, Norcross, Georgia 30092.

                                   ARTICLE V.

                  (a) The aggregate number of shares which the Corporation shall have the authority to issue:

                           (i) 100,000,000 shares of common stock, $0.01 par value (the "Common Stock"), such shares to have such rights as are enumerated in Article VI of these Articles of Incorporation.

                           (ii) 1,650,279 shares of Preferred Stock, $0.01 par value (the "Preferred Stock").

                  (b) Subject to the limitations and in the manner provided by law, shares of Preferred Stock may be issued from time to time in series. In addition to the series of Preferred Stock established and designated in these Articles of Incorporation, as amended, the Board of Directors of the Corporation is hereby empowered and authorized


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         to establish and designate additional series, to fix the number of shares constituting each such additional series, and to fix the designations and the relative rights, preferences and limitations of the shares of each such additional series in accordance with Section 14-2-602 of the Georgia Business Corporation Code. In such regard, the Board of Directors of the Corporation is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing a certificate of amendment which is effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors of the Corporation shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action.

                                  ARTICLE VI.

         The rights, preferences and limitations of the Common Stock are as follows:

         1.       Dividends.

         Subject to the preferences and other rights of any series of the Preferred Stock, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.

         2.       Liquidation.

         In the event of any liquidation, dissolution or winding up of the Corporation, after payment or provision for payment to the holders of any series of Preferred Stock of the amounts to which they may be entitled, the remaining assets and funds of the Corporation available for distribution to its shareholders shall be distributed equally per share to the holders of Common Stock irrespective of class.

         3.       Voting Rights.

         Except as otherwise provided herein or by law, each holder of Common Stock shall be entitled to one vote in respect of each share of Common Stock held of record on all matters submitted to a vote of shareholders.


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                                  ARTICLE VII.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation upon a vote of 80% of the members of the Board then sitting.

                                 ARTICLE VIII.

                  (a) It is the intent of the provisions of this Article that the Corporation grant to its officers and directors indemnification to the fullest extent permitted by Georgia law, including Section 14-2-856 of the Georgia Business Corporation Code. In the event of any ambiguity, the following provisions shall be construed as liberally as possible, in order that the directors and officers of the Corporation may be so indemnified to the maximum extent permitted by law.

                  (b) Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation and who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer or trustee of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit, or proceeding, pending or threatened, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation or of such other enterprises. As a condition to any such right of indemnification, the Corporation may require that it be permitted to participate in the defense of any such action or proceeding through legal counsel designated by the Corporation and at the expense of the Corporation.

                                  ARTICLE IX.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

                                   ARTICLE X.

         The persons comprising the Board of Directors of the Corporation shall not have any liability to the Corporation or to the shareholders for damages for any breach of duty of care or other duty as a director, provided that this provision shall not eliminate or limit the liability of any director: (1) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for the types of liability set for in
Section 14-2-832 of the Georgia Business Corporation Code; or (4) for any transaction from which the director received an improper personal benefit. If the Georgia Business Corporation Code is amended, after this Article


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becomes effective, to authorize corporate action further eliminating or limiting personal liability of directors, then, without further corporate action, the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Neither the amendment or repeal of this Article nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of any director of the Corporation existing immediately prior to such amendment, repeal or adoption.


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         IN WITNESS WHEREOF, the Corporation has caused these Third Amended and
Restated Articles of Incorporation to be signed by the undersigned duly authorized officer this 19th day of October, 2000.


                                    SYNQUEST, INC.


                                    /s/ John Bartels
                                    ------------------------------------
                                    John Bartels
                                    Executive Vice President,
                                    Finance & Administration


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